As filed with the Securities and Exchange Commission on May 7, 2008
Reg. No. 333-124016

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION OF SECURITIES
UNDER
THE SECURITIES ACT OF 1933

Buck-A-Roo$ Holding Corporation
(Exact name of registrant as specified in its charter)

Nevada	05-0581183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

17641 Vanowen Street
Van Nuys, CA 91406
(Address of principal executive offices)

BUCK-A-ROO$ STOCK OPTION PLAN
(Full title of plan)

David Fox, Chief Executive Officer
17641 Vanowen Street
Van Nuys, CA 91406
(Name and address of agent for service)

(818) 758-6500
(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," " accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Proposed Maximum Registration Fee

Common Stock ($.001 par value)	1,250,000	(1)	$1.15	(2)	$1,562,500	$49.15

(1)
This Registration Statement also covers any additional common shares which become issuable under Buck-A-Roo$ Holding Corporation Stock Option Plan (“Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares of the Registrant.

(2)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the last sales price of the Registrant’s common stock of $1.15 per share on May 2, 2008.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the resale prospectus which follows. The resale prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

RESALE PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s Stock Option Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

RESALE PROSPECTUS

1,250,000 SHARES OF
COMMON STOCK

BUCK-A-ROO$ HOLDING CORPORATION

BUCK-A-ROO$ STOCK OPTION PLAN

You should read this prospectus carefully before investing. We are offering on behalf of certain of our employees, officers, directors and consultants up to 1,250,000 shares of our $.001 par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options granted under our Plan. As of this date 344,000 options issued under the Plan are outstanding.

This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options. Please see “Selling Stockholders” for a list of our affiliates who may offer their shares for sale. We refer to these individuals as “selling stockholders.”

The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future market prices are not currently known.

Our common stock is currently being traded on the Electronic Bulletin Board ("Bulletin Board") under the symbol BRHC.OB
See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is May 7, 2008.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, NE, Washington, DC 20549 at prescribed rates. Reports, proxy and information statements may also be inspected at the Commission’s Web site at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part, including but not limited to our Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports of our predecessor, Deja Foods, Inc. on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and any Current Reports on Form 8-K filed after March 31, 2007. These reports were filed under our predecessor name Deja Foods, Inc. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 17641 Vanowen Street, Van Nuys, CA 91406, telephone (818) 758-6500.

TABLE OF CONTENTS

INTRODUCTION	4

RISK FACTORS	4

SELLING STOCKHOLDERS	9

PLAN OF DISTRIBUTION	10

SEC POSITION REGARDING INDEMNIFICATION	11

DESCRIPTION OF THE PLAN	11

APPLICABLE SECURITIES LAW RESTRICTIONS	12

TAX CONSEQUENCES	12

LEGAL MATTERS	12

EXPERTS	12

INTRODUCTION

Founded in 2003, Buck-A-Roo$ Holding Corporation is an extreme value retailer of consumable general merchandise. We own and operate one corporate Buck-A-Roo$ retail store, which offers deeply discounted food and non food products to the general public and have licensed our concept of deeply discounted general merchandise and consumable foods to two additional Buck-A-Roo$ stores. We receive a fee from these two stores, which are not owned by us.

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We are dependent primarily on new store openings for future growth and our inability to grow would reduce our operating margins and profitability.

Our ability to generate growth in sales and operating income depends largely on our ability to successfully open and operate new stores and to manage future growth profitably. Our strategy depends on many factors, including our ability to open new stores, negotiate leases or purchases with acceptable terms, refurbish stores, successfully compete against local competition and the increasing presence of large and successful companies entering or expanding into the market that we operate in, gain brand recognition and acceptance in our market, and manage operating expenses. In addition, we must be able to hire, train, motivate, and retain competent managers and store personnel at increasing distances from our headquarters. Many of these factors are beyond our control or are difficult to manage. As a result, we cannot assure that we will be able to achieve our goals with respect to growth. Any failure to achieve these goals on a timely basis, differentiate ourselves and obtain acceptance in our market, attract and retain management and other qualified personnel, and manage operating expenses could adversely affect our future operating results and our ability to execute the our business strategy.

A variety of factors, including store location, store size, local demographics, rental terms, competition, the level of store sales, availability of locally sourced as well as intra-Company distribution of merchandise, locally prevailing wages and labor pools, distance and time from existing distribution centers, local regulations, and the level of initial advertising influence if and when a store becomes profitable.

Any new stores we develop may not achieve the sales estimated and store-level operating margins historically achieved at existing stores. If new stores on average fail to achieve these results, planned expansion could produce a further decrease in overall operating margins. Increases in the level of advertising and pre-opening expenses associated with the opening of new stores could also contribute to a decrease in operating margins. New stores may be less profitable than existing stores and/or may reduce retail sales of existing stores, negatively affecting comparable store sales.

Our operations are concentrated in California where higher labor costs and natural disaster risks could adversely affect our revenue and profitability.

All of our stores were located in the Los Angeles, California area. We intend to open additional stores in this area. For the foreseeable future, our results of operations will depend significantly on trends in the California economy. If retail spending declines due to economic slow-down or recession in California, our operations and profitability may be negatively impacted. California has also historically enacted minimum wages that exceed federal standards and certain of its cities have enacted “living wage” laws that exceed State minimum wage laws; also, it is widely believed that California will soon do so again, and the state typically has other factors making compliance, litigation and workers’ compensation claims more prevalent and costly.  Additional local regulation in certain California cities including Los Angeles, such as newly enacted recycling laws and limitations on bags that may be used, can further pressure margins.

In addition, we are vulnerable to certain natural disasters and other risks, such as earthquakes, fires, floods, tornados, hurricanes, and civil disturbances. At times, these events have disrupted the local economy. These events could also pose physical risks to our properties. Furthermore, although we maintain standard property and business interruption insurance, we do not maintain earthquake insurance on our facilities and business or insure other risks which are not normally insured such as acts of war and acts of terrorism.  In addition, because of the closeout nature of many of our products, a loss of inventory due to such a disaster would likely take us longer to remediate than if we only relied upon re-orderable merchandise.

Any disruptions in the receiving and distribution of our products could increase our expenses, reduce our revenue and disrupt our operations.

Our success depends upon how we manage receipt of products into inventory and product shipments.  As we continue to grow, we may face increased or unexpected demands on warehouse operations, as well as unexpected demands on our transportation network.  Moreover,  new store locations receiving shipments from distribution centers that are increasingly further from the new stores that they serve will increase transportation costs and may create transportation scheduling strains. The very nature of our closeout business makes us uniquely susceptible to periodic and difficult to foresee warehouse/distribution center overcrowding caused by spikes in inventory resulting from opportunistic closeout purchases.  Such demands could cause delays in delivery of merchandise to and from warehouses and/or to stores.  We also face the possibility of future labor unrest that could disrupt our receiving, processing, and shipment of merchandise.

We could be exposed to product liability or packaging violation claims.

We purchase many products on a closeout basis, some of which are of an unknown origin and some of which are purchased through brokers as opposed to original manufacturing and supply sources. The closeout nature of many of the products may limit our opportunity to conduct product testing, label and ingredient analysis and other diligence as to these products, including compliance with particular State by State regulations. We are not listed as an additional insured for certain products and/or by certain product vendors, and general insurance may not provide full coverage in certain instances. This could result in unanticipated future losses from product liability or packaging violation claims.

We depend upon our suppliers to provide us with  closeout and special-situation merchandise, without which our inventory would diminish thereby reducing our revenue and profitability.

Our success depends in large part on our ability to locate and purchase quality closeout and special-situation merchandise at attractive prices. We cannot be certain that such merchandise will continue to be available in the future at prices consistent with our business plan and/or historical costs. Further, we may not be able to find and purchase merchandise in necessary quantities, particularly as we grow. Although we believe we have good relationships with suppliers, we do not have long-term agreements or pricing commitments with any suppliers. As a result, we must continuously seek out buying opportunities from existing suppliers and from new sources. Also, there is increasing competition for these opportunities with other wholesalers and retailers, discount and deep-discount stores, mass merchandisers, food markets, drug chains, club stores, and various other companies and individuals as the extreme value retail segment continues to expand outside and within existing retail channels. A disruption in the availability of merchandise at attractive prices could impair our business.

We purchase in large volumes and our inventory is highly concentrated which may result in over-capacity inventory levels, inventory spoilage and reduced gross profit margins.

To obtain inventory at attractive prices, we take advantage of large volume purchases, closeouts and other special situations. As a result, our inventory levels can reach an over-capacity situation in the warehouses and place stress on our warehouse and distribution operations as well as the back rooms of our retail stores.  This can also result in shrinkage due to spoilage if merchandise cannot be sold in anticipated timeframes and overcrowding and supply chain difficulties. If we sell large portions of inventory at amounts less than their carrying value or if we write down or otherwise disposes of a significant part of inventory, gross profit, operating income, and net income could decline significantly during the period in which such event or events occur.

We face strong competition which could reduce our product prices and increase our advertising and marketing expenses.

We compete in both the acquisition of inventory and sale of merchandise with other wholesalers and retailers, discount and deep-discount stores, single price point merchandisers, mass merchandisers, food markets, drug chains, club stores and other retailers. In the future, new companies may also enter the extreme value retail industry. In addition, our brand may be weaker than more established brands and our brand value may be diluted by other retailers with similar names, appearances and/or business models. Several of our competitors have substantially greater financial resources and buying power than we do; further, such competitors have nationwide name-recognition and organizations. Our capability to compete will depend on many factors including the ability to successfully purchase and resell merchandise at lower prices than competitors and the ability to differentiate ourselves from competitors that do not share our price and merchandise attributes, yet may appear similar to prospective customers. This competition may force us to lower our prices and increase our advertising expense, both of which would reduce our revenue and profitability.

We are vulnerable to uncertain economic factors, changes in the minimum wage, and increased workers’ compensation and healthcare costs all of which could reduce our revenue and increase our costs.

Our future results of operations and ability to provide quality merchandise at dramatically discounted prices could be hindered by certain economic factors beyond our control, including but not limited to:

•	Inflation and increases in the rate of inflation, both in the United States as well as in other countries in which the products we sell are manufactured;
•	Increases in employee health and other benefit costs;
•	Increases in minimum and prevailing wage levels, as well as “living wage” pressures;
•	Increases in government regulatory compliance costs;
•	Decreases in consumer confidence levels;
•	Increases in transportation and fuel costs;
•	Increases in unionization efforts; and

•
Increases in workers’ compensation costs and self-insured workers’ compensation liabilities due to frequent political and legislative pressure or judicial rulings easing or rolling back the recent tightening of certain California workers’ compensation provisions.

We are subject to environmental regulations, compliance with which is costly and time consuming.

Under various federal, state and local environmental laws and regulations, current or previous owners or occupants of property may face liability associated with hazardous substances. These laws and regulations often impose liability without regard to fault. In the future we may be required to incur substantial costs for preventive or remedial measures associated with hazardous materials. Although we have not been notified of, and we are not aware of, any material current environmental liability, claim or non-compliance, we could incur costs in the future related to occupied properties and/or activities. In the ordinary course of business, we handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. We have adopted policies regarding the handling and disposal of these products, but we cannot be assured that our policies and training are comprehensive and/or are consistently followed, and we are still potentially subject to liability under, or violations of, these environmental laws and regulations in the future even if its policies are consistently followed.

While there is a current market for our common stock, it may be difficult for our investors to sell their common stock.

While there is a public market for our common stock, there can be no assurance that there will be an active public market for our common stock. There can be no assurance that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
•	All compensation received by the broker-dealer in connection with the transaction;
•	Current quotation prices and other relevant market data; and

•	Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our company.

Members of our Board of Directors and our executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

         Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options granted under our Stock Option Plan. The names of such individuals who may be selling stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares offered for sale. The address of each individual is in care of us at 17641 Vanowen Street, Van Nuys, CA 91406.

The following table shows, as of April 21, 2008:

•	The name of each selling stockholder;
•	How many shares the selling stockholder beneficially owns;
•	How many shares underlying stock options that the selling stockholder can resell under this prospectus; and
•	Assuming a selling stockholder sells all shares underlying stock options listed next to his name, how many shares the selling stockholder will beneficially own after completion of the offering.

We may amend or supplement this prospectus form time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Selling Stockholder	Number of Shares Owned (1)	Number of Shares Underlying Stock Options Which are Offered for Sale (2)	Number of Shares Owned After the Offering

David Fox	2,992,764	10,000	2,982,764
Greg Perlman	5,641,568	10,000	5,631,568
Larry Kosmont	279,142	10,000	269,142
Gary A. Agron	345,714	152,857	192,857
Barry S. Baer	100,302	100,000	302

(1)	Includes all shares underlying stock options exercisable under the Plan, regardless of vesting, and all shares of common stock owned.
(2)	Comprised solely of all shares issuable upon exercise of options regardless of vesting.

PLAN OF DISTRIBUTION

We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered from time to time on the Bulletin Board and that sales will be made at prices quoted on the Bulletin Board at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entities. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933.

Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve internal and external crossings and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act of 1933 may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our “affiliate,” is entitled to sell without registration. Sales are also subject to certain requirements under Rule 144. A person who has not been our “affiliate” at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least six months has elapsed since the shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of ours who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with the certain restrictions contained in Rule 144.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

The Buck-A-Roo$ Stock Option Plan

     In February 2008 we adopted the Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. The maximum number of shares of common stock that may be issued under the incentive plan is 1,250,000 shares.

        The Plan is administered by a committee of our Board of Directors. Under the Plan, the committee determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

        With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

        No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.

To date, we have issued an aggregate of 344,000 options under the Plan, including 140,000 options to officers and directors.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

Up to 1,250,000 shares may be issued under the Plan. Common shares outstanding and those to be issued upon exercise of options are fully paid and non-assessable, and each share of stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

Upon exercise of a non-qualified option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee’s basis in the underlying shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, CO 80111. Mr. Agron owns 192,857 shares of our common stock and 152,857 stock options.

EXPERTS

Our financial statements were audited by Grobstein Horwath & Company LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein by reference to our Annual Report on Form 10-KSB as of and for the year ended December 31, 2007, filed on March 31, 2008.

PART I. Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant’s Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the Buck-A-Roo$ Stock Option Plan

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the Plan are available without charge by contacting:

David Fox, Chief Executive Officer
17641 Vanowen Street
Van Nuys, CA 91406

PART II. Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a) The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2007.
(b) Quarterly Reports of our predecessor, Deja Foods, Inc. on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.
(c) Any Current Reports filed by the Registrant on Form 8-K filed with the SEC subsequent to March 31, 2007.
(d) The description of common stock contained in the Registration Statement on Form SB-2 of our predecessor, Deja Foods, Inc., File Number 333-124016, filed on April 12, 2005. 1

1. Filed under predecessor name of Deja Foods, Inc.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interests of Named Experts and Counsel

Gary A. Agron, who will attest to the validity of the shares offered by the prospectus, owns 192,857 shares of the Registrant’s common stock and 142,857 stock options and is a director of the Registrant.

Item 6.  Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation, as amended (the “Articles”), provide that the liability of the Registrant’s directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permitted by Nevada law and that the Registrant’s officers and directors shall be indemnified by the Registrant against any liability to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Bylaws, as amended, provide that the Registrant shall indemnify the currently acting and former directors, officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust, association or other enterprises against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that such person reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.  Exemption from Registration Claimed

None

Item 8.  Exhibits

Number	Exhibit
4.1	Buck-A-Roo$ Stock Option Plan and Exhibits thereto
5.1	Opinion of Gary A. Agron
23.1	Consent of Grobstein, Horwath & Company LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Nuys, California on May 7, 2008.

Buck-A-Roo$ Holding Corporation

By:	/s/ David Fox
David Fox
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 7, 2008.

Name	Title

/s/ Greg Perlman	Chairman of the Board of Directors
Greg Perlman

/s/ David Fox	Chief Executive Officer and Director
David Fox

/s/ Barry S. Baer	Chief Financial Officer
Barry S. Baer	(Principal Accounting Officer)

/s/ Larry Kosmont	Director
Larry Kosmont

/s/ Gary A. Agron	Director
Gary A. Agron

EXHIBIT INDEX

Number	Exhibit
4.1	Buck-A-Roo$ Stock Option Plan and Exhibits thereto
5.1	Opinion of Gary A. Agron
23.1	Consent of Grobstein, Horwath & Company LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1